EXHIBIT 10.49
REVISED June 2, 2022
Deborah Telman
Dear Deborah,
Gilead Sciences, Inc. (the “Company” or “Gilead”) is pleased to offer you the position of EVP, Corporate Affairs & General Counsel at a grade 37. In this role you will report to Gilead’s Chief Executive Officer (CEO) and Chairman, Daniel O’Day, and will have responsibility for Gilead’s Corporate Affairs & General Counsel Functions. You will join Gilead’s Leadership Team and will be based in our Foster City, California headquarters. We would expect you to start on August 1, 2022 or such earlier date as may be agreed to by the CEO (such date, the “Start Date”).
We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you in our innovative company. The following outlines the specific terms of our offer:
Annual Compensation. Your base salary on an annualized basis will be $900,000, less taxes and withholdings, payable bi-weekly.
You will be eligible to participate in the Company’s annual corporate bonus program. Your target bonus is 100% of annual salary. Your actual bonus payout, which for 2022 will be pro-rated based on the number of days between the Start Date and December 31, 2022, can range from 0% to 200% of this target based on your performance against your annual goals and objectives as established by the Compensation & Talent Committee of Gilead’s Board of Directors (the “Board”).
In addition to the make whole and new hire equity awards described below, you will be eligible to participate in Gilead’s annual equity award program with the first grant to be awarded in March 2023. The current aggregate target grant date value for your annual equity awards is $3,250,000. The target grant values, and equity vehicles are reviewed on an annual basis and subject to change as determined by the Compensation & Talent Committee.
Make Whole Equity Grant. You will be awarded RSUs with a grant date value of $1,500,000, which amount reflects the value of equity awards granted by your current employer that will be forfeited (your "Make-Whole RSUs"). Your Make-Whole RSUs will vest annually over three years, commencing on the first anniversary of the grant date, subject to your continued service.
New Hire Equity Awards. You will be awarded a new hire grant that will have a grant date value of $1,000,000 and will be comprised of $500,000 in stock options and $500,000 RSUs (collectively, your “New Hire Equity Awards”). The actual number of shares subject to each of these grants will be based on the assumptions used by Gilead at the time of grant to value equity awards for purposes of Gilead’s financial reporting.
•The exercise price for your stock options will be equal to the fair market value per share of Gilead common stock on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the equity plan governing your grant. Your options are scheduled to vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination following your cessation of employment. You will be notified of the details after your options have been granted and your options will be subject to the additional terms and conditions set forth in the option agreement.
•Your RSUs are scheduled to vest 25% upon your completion of one year of employment with Gilead, measured from the grant date, and will vest in a series of successive equal quarterly installments upon your completion date of each successive three-month period of continued employment with Gilead over the next three years. Each RSU that vests will entitle you to one share of Gilead common stock. You will be notified of the details after your RSUs have been granted and your grant will be subject to the additional terms and conditions set forth in the RSU agreement.
Sign-on Cash Bonus. To offset the value of your annual bonus and certain unvested equity awards forfeited from your current employer and other economic implications of your joining Gilead, you also will be eligible to receive a one-time bonus of $1,200,000 less applicable taxes and withholdings (the “Sign On Bonus”). Your Sign On Bonus will be advanced to you and reflected on your first payroll check subsequent to your Start Date. The gross amount of the Sign On Bonus, however, is not earned unless and until you have completed two years of service with the Company, except, if prior to completing two years of service, your employment is terminated by the Company as a result of a reduction in force or a merger or acquisition of the Company. In the event that your employment is terminated by you without Good Reason (as defined below) or if your employment is terminated by the Company for Cause (as defined in the Company’s 2022 Equity Incentive Plan), and such termination occurs prior to your completion of two years of service, then a portion of the Sign On Bonus advanced to you will not be earned, and a pro-rata amount of the Sign On Bonus must be repaid by you to the Company. Your repayment obligation amount, if applicable, will be equal to the Sign On Bonus advanced, prorated so that for each full month of service, the amount to be repaid shall be reduced by 1/24. Your repayment obligation, if applicable, is due in full to the Company within ninety (90) days immediately following your employment termination date. In the event of your termination of employment as a result of your death or disability, you will not be required to repay any previously paid amounts.
Notwithstanding the foregoing, in the event that during your first two years with Gilead, your employment is terminated by Gilead without Cause (as defined in the Company’s 2022 Equity Incentive Plan) or you terminate your employment for Good Reason (as defined below), you will become 100% vested in any of your remaining unvested New Hire Equity Awards, Make-Whole RSUs and the full Sign- on Bonus, subject to your execution and non-revocation of a waiver and general release of claims within the time period specified by and in the form then provided by Gilead. In such circumstances, any stock options granted as part of your New Hire Equity Award will remain exercisable until the first anniversary of your termination date. Any unpaid portion of the Sign-On Bonus will be paid to you within 60 days following such termination date. The New Hire Equity Awards and Make-Whole RSUs will be subject, in all respects, to the terms and conditions of an award agreement that will be provided to you under separate cover.

As used in this letter, “Good Reason” means the occurrence of any of the following events or conditions:(i) an adverse change in your employment status, title, position or primary responsibilities as EVP, Corporate Affairs and General Counsel (including reporting responsibilities); (ii) a reduction in your annual base compensation or any failure to pay you any compensation or benefits to which you are entitled within 30 days of the date due; or (iii) Gilead requires you to relocate to any place outside a 50 mile radius of the greater Foster City, California area, except for reasonably required travel on the business of Gilead or any subsidiary.
Relocation Assistance. Because your role requires you to be based in our Foster City headquarters, Gilead will provide you with certain relocation benefits to support your move to the San Francisco Bay Area. Subject to the following paragraph, Gilead will enroll you in our home marketing, Buyer Value Option (BVO) Program, administered by our relocation vendor, Weichert Mobility. All non-recurring transaction costs in connection with the sale of your current home and (if you so elect) purchase of a new home will be covered by Gilead, through Weichert. This includes the real estate commission, typical seller closing costs, and typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by Weichert, subject to the terms hereof.
Gilead will provide you with up to twenty-four (24) months of temporary accommodations in a fully furnished corporate apartment. Gilead and its relocation vendors will assist you with the selection and billing for these accommodations. Following such period of temporary accommodations, you may elect to receive from Gilead either the mortgage subsidy or the rental subsidy described in the following two paragraphs.
Gilead will provide you assistance with either the purchase of a home, as described in this paragraph, or a rental subsidy, as described in the following paragraph, at your election. If you elect to purchase a home, Gilead will (as noted above) reimburse you for 100% of the transaction costs associated with your home purchase. All non-recurring transaction costs in connection with purchase of a new home will be covered by Gilead, through the Ml Group. This includes the typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by Weichert. The new home purchase must be within 36 months of your start date. In addition, Gilead will provide you a mortgage subsidy. The subsidy is an amount of money to be used only to help you purchase a home in the new location by reducing the mortgage's interest rate for a period of time so that you can transition into a higher cost area. You cannot use the mortgage subsidy for any purpose other than to reduce (temporarily) the interest rate on your loan. In order to be most tax advantageous to you, we will allow you to configure this subsidy in any manner you choose, provided it follows all legal guidelines for tax-favored treatment by Gilead. The mortgage subsidy is provided exclusively through Weichert for up to ten years. The annual distribution is set on a total subsidy amount capped at $450,000.
Alternatively, if you elect to rent a home, Gilead will provide you with a rental subsidy. The rental subsidy you are eligible for is $200,000. The rental subsidy is considered taxable income and will be paid net of taxes.
Weichert will arrange to have your household goods moved to your new location utilizing the company contracted carrier. Payment of these moving expenses will also include a payment to cover state and federal taxes incurred on this portion of your relocation expenses.

You will be provided a miscellaneous relocation allowance of $20,000, assoon as administratively possible. This is intended to cover miscellaneous expenses such as utilities installation, auto license and registration, and any other expenses not provided elsewhere under Gilead's relocation policy.
If your employment should terminate within two (2) years of your Start Date, the full cash amount of this relocation package including, but not limited to, any moving allowance, temporary housing costs, transaction costs, lump sums and associated tax gross-ups accepted by you is due and payable to Gilead within 90 days after your last date of employment, except that you will have no such repayment obligation if your employment is terminated by Gilead without Cause (as defined in the Company’s 2022 Equity Incentive Plan) or by you for Good Reason (as defined above).
Additional Benefits. The Company provides a comprehensive company-paid benefits package including health, dental, vision, life insurance, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 20 hours or more (unless otherwise specified). You will need to enroll for medical or dental/vision within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins effective your date of hire.
At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan (“ESPP”) that offers you the opportunity to contribute up to 15% of your earnings, up to the IRS maximum, through payroll deductions to purchase Gilead stock at 85% of the lower of the closing price at the date of enrollment or purchase. ESPP enrollment occurs two times a year.
Additionally, we offer a 401(k) plan, which provides you with the opportunity for Pre-tax, Roth After-tax and Additional After-tax savings by deferring from 1-50% of your annual salary, subject to IRS maximums. Gilead will match 100% of your Pre-tax and/or Roth After-tax contributions to the plan up to a maximum company contribution of $15,000 per year. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.
As an employee, you are covered under Gilead’s Workers Compensation insurance policy. This policy applies to all employees who become ill or injured on the job. Gilead’s Workers Compensation carrier is XL Insurance America, Inc. Claims are handled by Sedgwick, a Third-Party Administrator, at 1-855-336-0983.
You will be entitled to severance benefits in accordance with the terms and conditions of the Gilead Sciences, Inc. Severance Plan.
For your information, we have enclosed a Benefits Summary outlining Gilead's benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue paid time-off but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation. Please note that the benefits described in this letter are subject to the terms and conditions of all applicable Company plans and policies. In the event there is any discrepancy between the benefit description contained in this letter and the terms of the applicable Company plan or policy, the terms of the applicable plan and policy govern.

Additional Terms. All compensation provided to you, including any cash or equity-based compensation, will be subject to Gilead’s collection of applicable withholding taxes, and Gilead will not gross-up or make you whole for any such taxes.
You understand that the Company is hiring you because of your skills and abilities, and not because of your knowledge of any confidential, proprietary, or trade secret information of any prior employer or other third party. By signing below, you acknowledge that the Company has strictly prohibited you from using or disclosing any confidential, proprietary, or trade secret information of any prior employer or third party. Upon starting employment with the Company, you will be required to sign the Company’s Confidential Information and Inventions Agreement (“CIIA”) for Employees indicating your agreement with this policy. At the termination of your employment, you will be reminded of your continuing duties under the CIIA. Please read this policy and the CIIA carefully.
You will also be required to fill out the electronic Employment Eligibility Verification (Form I-9). This electronic form will be sent to you via email. On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.
You agree by signing below that the Company has made no other promises other than what is outlined in this letter. It contains the entire offer the Company is making to you. Our agreement can only be modified by written agreement signed by you and the Company’s Representative. You also agree that should you accept a position at the Company, the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, your employment with the Company is for no specific period of time; either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice. You should also note that the Company may modify wages and benefits from time to time at its discretion.
This offer of employment is effective for 7 days from the date of this letter. The offer is also contingent upon successful background and reference checks. If all of the foregoing is satisfactory, please sign and date within 7 days.
I am very confident you are the right leader for Gilead’s Corporate Affairs & General Counsel organization and look forward to working with you on the organization’s long-term success.
Sincerely,
/s/ Daniel O’Day
Daniel O'Day
CEO and Chairman
Foregoing terms and conditions hereby accepted:
Signature: /s/ Deborah Telman
Name: Deborah Telman
Date: June 8, 2022